Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement pertaining to the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan of our reports dated February 18, 2010, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Texas Capital Bancshares, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
May 14, 2010